Exhibit 10.1

Execution Version

Amended and Restated Note Purchase Agreement

This AMENDED AND RESTATED NOTE PURCHASE AGREEMENT (this “Agreement”) amends and restates in its entirety that certain Note Purchase Agreement entered into on October 20, 2023 (the “Original Agreement”), by and between PARTS iD, Inc., a Delaware corporation (the “Company”), and Sanjiv Gomes, the Company’s Chief Information Officer (“Mr. Gomes”), and is made as of the 11th day of December, 2023 (the “Effective Date”), by and among the Company and the purchasers listed on Exhibit A attached hereto (collectively, the “Purchasers”, and individually, a “Purchaser”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Note (as defined below).

RECITALS

Pursuant to the Original Agreement, on October 20, 2023, Mr. Gomes advanced loans in the aggregate principal amount of One Million Dollars ($1,000,000) to the Company (the “Initial Loan”), and the Company issued to Mr. Gomes that certain Unsecured Promissory Note, dated as of October 20, 2023 (the “Initial Note”).

Subject to the terms of this Agreement, Lev Peker, the Company’s Chief Executive Officer and a director of the Company (“Mr. Peker” and together with Mr. Gomes, the “Purchasers”), now desires to advance loans to the Company, and the Company desires to borrow from Mr. Peker up to an aggregate principal amount of One Million Dollars ($1,000,000) (the “New Loan” and together with the Initial Loan, the “Loans”).

The Purchasers and the Company desire to amend and restate the Original Agreement in order to, among other things, permit the New Loan and to secure the Loans, as further set forth herein.

The parties hereby agree as follows:

1. Amount and Terms of the Note.

1.1 General. The Loans shall be evidenced by a junior secured promissory note (a “Note”), in the form attached hereto as Exhibit B, issued by the Company to the Purchasers in the aggregate principal amount of $2,300,0000, which shall amend and restate the Initial Note in its entirety. In accordance with the terms and conditions of the Note, (i) interest shall accrue on the outstanding principal amount of the Initial Loan, (ii) the outstanding principal amount of the New Loan shall bear no interest and (iii) upon the Maturity Date (as defined in the Note), the Company hereby agrees to repay the New Loan in the amount of Mr. Peker’s Loan Amount as set forth on Exhibit A attached hereto.

1.2 The Closing. The closing (the “Closing”) of the purchase and sale of the Note shall be held on the Effective Date or at such other time as the Company and the Purchasers have mutually agreed upon (the “Closing Date”). At the Closing, Mr. Peker shall have delivered to the Company wire transfer funds in the amount of the sum of Mr. Peker’s Loan Amount, as set forth next to Mr. Peker’s name on Exhibit A attached hereto; and (ii) the Company shall issue and deliver to the Purchasers the Note in favor of the Purchasers in the aggregate Loan Amounts for all Purchasers as set forth on Exhibit A attached hereto.

2. Representations, Warranties and Covenants of the Company.

The Company hereby represents and warrants to the Purchasers that the following representations and warranties are true and complete as of the Effective Date and the Closing Date, except as otherwise indicated:

2.1 Organization; Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property or results of operations of the Company.

2.2 Capitalization.

(a) As of September 30, 2023, the authorized capital of the Company consists of:

(i) 110,000,000 shares of common stock, $0.0001 par value per share, including 100,000,000 shares of Class A common stock (the “Common Stock”) and 10,000,000 shares of Class F common stock, with 42,932,553 shares of Class A common stock and no shares of Class F common stock issued and outstanding immediately prior to the Effective Date. All of the outstanding shares of common stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. The Company holds no common stock in its treasury; and

(ii) 1,000,000 shares of preferred stock, $0.0001 par value per share, none of which are outstanding immediately prior to the Effective Date.

(b) As of immediately prior to the Effective Date, the Company has reserved:

(i) 2,935,496 shares of Common Stock for future issuance to officers, directors, employees, consultants and advisors of the Company pursuant to its 2020 Equity Incentive Plan duly adopted by the board of directors (the “Board of Directors”) and approved by the Company’s stockholders, of which 2,580,445 shares of Common Stock are subject to outstanding equity awards; and

(ii) 2,043,582 shares of Common Stock for future issuance to officers and employees of the Company pursuant to its 2020 Employee Stock Purchase Plan duly adopted by the Board of Directors and approved by the Company’s stockholders.

2.3 Subsidiaries. Except as set forth on Schedule 2.3 attached hereto, the Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

2.4 Corporate Power. The Company has all requisite corporate power to execute and deliver this Agreement and the Note and any other document provided for herein or by any of the foregoing (collectively, as the same may from to time be amended, modified, supplemented or restated, the “Loan Documents”) and to carry out and perform its obligations under the terms of the Loan Documents.

2.5 Authorization. All corporate action on the part of the Company, its directors and its stockholders necessary for the authorization, execution, delivery and performance of the Loan Documents by the Company and the performance of the Company’s obligations thereunder, including the authorization for the issuance and delivery of the Note, has been taken or will be taken prior to the issuance of such equity securities. The Loan Documents, when executed and delivered by the Company, shall constitute valid and binding obligations of the Company enforceable in accordance with their terms, subject to laws of general application relating to equitable principles, bankruptcy, insolvency, the relief of debtors and, with respect to rights to indemnity, subject to federal and state securities laws. The issuance of the Note pursuant to the provisions of this Agreement will not give rise to any preemptive rights or rights of first refusal granted by the Company, and the Note will be issued in compliance with all applicable federal and state securities laws, and will be free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the holders through no action of the Company; provided, however, that the Note may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time the transfer is proposed.

2.6 Offering. Assuming the accuracy of the representations and warranties of the Purchasers contained in Section 3 hereof, the offer, issue, and sale of the Note is and will be exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Securities Act”), and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit, or qualification requirements of all applicable state securities laws.

2.7 Compliance with Other Instruments. Neither the authorization, execution and delivery of this Agreement, nor the issuance and delivery of the Note will constitute or result in a default or violation of (a) any law or regulation applicable to the Company, (b) any term or provision of the Company’s certificate of incorporation or bylaws, as each may be amended and/or restated from time to time, or (c) any provision of any mortgage, indenture or contract to which it is a party and by which it is bound or of any judgment, decree, order or writ, other than, with respect to clauses (a) and (c), such violations that would not individually or in the aggregate have a material adverse effect on the Company. The execution, delivery and performance of the Loan Documents, and the consummation of the transactions contemplated by the Loan Documents, will not result in any such violation or be in conflict with, or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, decree, order or writ or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties.

2.8 Governmental Consents. All consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with, any governmental authority, required on the part of the Company in connection with the valid execution and delivery of this Agreement, the offer, sale or issuance of the Note or the consummation of any other transaction contemplated hereby shall have been obtained and will be effective at such time as required by such governmental authority, except for filings pursuant to applicable state and federal securities laws, which have been made or will be made in a timely manner.

2.9 Compliance with Laws. The operations of the Company have been conducted in material compliance with all applicable laws, including, without limitation, all applicable laws promulgated by any governmental authority of competent jurisdiction. The Company has not received written notice of any violation (or of any investigation, inspection, audit, or other proceeding by any governmental authority involving allegations of any material violation) of any applicable law, and to the knowledge of the Company, no investigation, inspection, audit, or other proceeding by any governmental authority involving allegations of any violation of any applicable law has been threatened.

2.10 Litigation. Except as set forth on Schedule 2.10, (A) there is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Company’s knowledge, currently threatened (i) against the Company or any officer or director of the Company, or (ii) to the Company’s knowledge, that questions the validity of this Agreement, the Note, or the Loan Documents or the right of the Company to enter into them, or to consummate the transactions contemplated by this Agreement, the Note, or the Loan Documents, or (iii) to the Company’s knowledge, that would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the Company; (B) neither the Company nor, to the Company’s knowledge, any of its officers or directors is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers or directors, such as would affect the Company); and (C) there is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

2.11 Intellectual Property. Except as set forth on Schedule 2.11, (i) the Company (A) solely and exclusively owns, free and clear of all liens or encumbrances, all right, title and interest in and to any and all trademarks, service marks, domain names, inventions, know how, patents, copyrights, works of authorship, trade secrets, confidential information, software, and other intellectual property (collectively, “Intellectual Property”) that the Company purports to own (collectively, “Owned IP”) and (A) owns or has a valid license to use, sell, or license, as the case may be, all other Intellectual Property and information technology rights, systems, and assets (collectively, “IT Systems”) used in or necessary to conduct its business as currently conducted and proposed to be conducted and none of the foregoing will be adversely impacted by the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby; (ii) the Company and the conduct of the Company’s business (including its products and services) did not and do not infringe, misappropriate, or otherwise violate the Intellectual Property rights of any third party nor constitute unfair competition or trade practices and the Company has not received any written notices (including offers to license) and there are no claims, actions or proceedings pending (or to the knowledge of the Company, threatened), in each case, alleging any of the foregoing or contesting the ownership, use, validity, or enforceability of any Owned IP; (iv) to the knowledge of the Company, no third party has infringed, misappropriated or otherwise violated any Owned IP; (v) the Company takes reasonable steps to maintain, police and protect all Owned IP and the confidentiality of all of its IT Systems and its confidential information and trade secrets, all of which have been maintained in confidence and have not been disclosed other than pursuant to written non-disclosure and confidentiality agreements; and (iv) all source code for any proprietary Company software is in the Company’s sole possession and maintained as strictly confidential.

3. Representations and Warranties of the Purchasers.

Each Purchaser hereby represents and warrants to, and agrees with, the Company that the following is true and complete as of the Effective Date and the Closing Date:

3.1 Purchase for Own Account. Each Purchaser understands that the Note has not been registered under the Securities Act on the basis that no distribution or public offering of the stock of the Company is to be effected. Each Purchaser realizes that the basis for the exemption may not be present if, notwithstanding its representations, the Purchaser has a present intention of acquiring the Note for a fixed or determinable period in the future, selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the Note. Each Purchaser represents that it is acquiring the Note solely for its own account and beneficial interest for investment and not for sale or with a view to distribution of the Note or any part thereof, has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the same, and does not presently have reason to anticipate a change in such intention.

3.2 Information and Sophistication. Without lessening or obviating the representations and warranties of the Company set forth in Section 2, each Purchaser hereby: (i) acknowledges that it has received all the information it has requested from the Company and it considers necessary or appropriate for deciding whether to acquire the Note, (ii) represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Note and to obtain any additional information necessary to verify the accuracy of the information given to each Purchaser and (iii) further represents that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risk of this investment.

3.3 Ability to Bear Economic Risk. Each Purchaser acknowledges that investment in the Securities involves a high degree of risk, and represents that it is able, without materially impairing its financial condition, to hold the Note for an indefinite period of time and to suffer a complete loss of its investment.

3.4 Accredited Investor Status. Each Purchaser is an “Accredited Investor” as such term is defined in Rule 501 under the Securities Act.

4. Events of Default; Remedies.

4.1 Events of Default. Each of the following shall constitute an event of default (each, an “Event of Default”) under this Agreement and the other Loan Documents:

(a) The Company shall fail to pay (i) when due any principal or interest payment on the due date hereunder or (ii) any other payment required under the terms of the Note or any other Loan Documents on the date due and such payment shall not have been made within five (5) days of the Company’s receipt of the Purchasers’ written notice to the Company of such failure to pay;

(b) Any representation or warranty made by the Company in any of the Loan Documents shall prove, when given, to be false or misleading in any material respect;

(c) The Company shall fail to observe or perform any other covenant, obligation, condition or agreement contained in the Loan Documents (other than those specified in Section 4.1(a)) and (i) such failure shall continue for 15 days, or (ii) if such failure is not curable within such 15-day period, but is reasonably capable of cure within 30 days, either (A) such failure shall continue for 30 days or (B) the Company shall not have commenced a cure in a manner reasonably satisfactory to the Purchasers within the initial 15-day period;

(d) The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any general assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;

(e) An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within thirty (30) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company; or

(f) The Company’s stockholders or Board of Directors affirmatively vote to liquidate, dissolve, or wind up the Company or the Company otherwise ceases to carry on its ongoing business operations.

4.2 Remedies. Upon the occurrence of any Event of Default and while it is continuing, all unpaid principal on the Note, accrued and unpaid interest thereon and all other amounts owing under any of the Loan Documents shall, at the option of the Purchasers, and, upon the occurrence of any Event of Default pursuant to Section 4.1(d), (e) or (f) above, automatically, be immediately due, payable and collectible by the Purchasers pursuant to applicable law. In the event of any Event of Default, the Company shall pay all reasonable attorneys’ fees and costs incurred by the Purchasers in enforcing its rights under the Note and the other Loan Documents and collecting any amounts due and payable under the Note. No right or remedy conferred upon or reserved to the Purchasers under this Agreement is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now and hereafter existing under applicable law.

5. Conditions to Closing.

5.1 Conditions to Purchasers’ Obligations at the Closing. The obligations of the Purchasers under the Loan Documents are subject to the fulfillment on or before each Closing of each of the following conditions, which may be waived in writing by the Purchasers:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true in all material respects on and as of each Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

(b) Performance. The Company shall have performed and complied in all material respects with all agreements, obligations, and conditions contained in the Loan Documents that are required to be performed or complied with by it on or before the Closing.

(c) Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Note shall be duly obtained and effective as of the Closing.

(d) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchasers’ counsel, which shall have received all such counterpart original and certified copies of such documents as it may reasonably request.

(e) Loan Documents. The Company shall have duly executed and delivered to the Purchasers the following documents:

(i) This Agreement; and

(ii) The Note issued hereunder.

5.2 Conditions to Obligations of the Company. The obligations of the Company under the Loan Documents are subject to the fulfillment on or before the Closing of each of the following conditions, which may be waived in writing by the Company:

(a) Representations and Warranties. The representations and warranties made by the Purchasers in Section 3 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

(b) Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Note shall be duly obtained and effective as of the Closing.

(c) Purchase Price. Each Purchaser shall have delivered to the Company their respective Loan Amount (as set forth on Exhibit A attached hereto) in respect of a Note; provided that the Company acknowledges receipt of the Loan Amount from Mr. Gomes.

6. Miscellaneous.

6.1 Binding Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, expressed or implied, is intended to confer upon any third party any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.2 Governing Law. The terms of this Agreement shall be construed in accordance with the laws of the State of Delaware, as applied to contracts entered into by Delaware residents within the State of Delaware, and to be performed entirely within the State of Delaware.

6.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement be executed and delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any signature page so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt or (d) when transmitted by facsimile or electronic mail and receipt is acknowledged during normal business hours, and if not, the next business day after transmission.

6.6 Amendment; Modification; Waiver. No amendment, modification or waiver of any provision of this Agreement or consent to departure therefrom shall be effective unless in writing and approved by the Company and the Purchasers. Any amendment or waiver effected in accordance with this Section 6.6 shall be binding upon the Purchasers and/or holder of the Note at the time outstanding, each future holder of such securities, and the Company.

6.7 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

6.8 Entire Agreement. This Agreement, the Exhibits hereto, and the Loan Documents constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

6.9 Finder’s Fee. The Purchasers shall not be obligated for any finder’s fee in connection with this transaction.

6.10 Expenses. The Company and the Purchasers shall pay their own costs and expenses incurred with respect to the negotiation, execution, delivery and performance of this Agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Note Purchase Agreement as of the day and year first written above.

COMPANY:

PARTS ID, INC.

By:	/s/ John Pendleton
Name:	John Pendleton
Title:	Executive Vice President, Legal & Corporate Affairs

PURCHASERS:

SANJIV GOMES

/s/ Sanjiv Gomes

LEV PEKER

/s/ Lev Peker

SCHEDULE 2.3

PARTS iD, LLC, a Delaware limited liability company

SCHEDULE 2.10

The information described under the heading “Legal Matters” in Note 7 to the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on April 17 2023, is incorporated herein by reference.

SCHEDULE 2.11

Pursuant to the terms of that certain (i) the Security Agreement, by and among the Company and Lind Global Fund II LP (“Secured Party”), (ii) the Security Agreement, by and between PARTS iD, LLC and the Secured Party, (iii) the Pledge Agreement, by and between the Company and the Secured Party and (iv) the Trademark Security Agreement, by and between PARTS iD, LLC and the Secured Party, the Company has granted a senior security interest in all of Company’s right, title, and interest in, to and under all of Company’s property (inclusive of intellectual property), subject to certain exceptions as set forth in such agreements.

The junior secured convertible promissory notes (the “March 2023 Notes”) issued by the Company to certain investors on March 6, 2023 are secured by a junior security interest in all of the Company’s right, title, and interest in and to all of the Company’s assets, subject to the subordination provisions contained in the March 2023 Notes and those certain subordination agreements, dated as of July 14, 2023, entered into between the Secured Party and the holders of March 2023 Notes and July 2023 Notes (as defined below) (the “Subordination Agreements”).

The junior secured convertible promissory note (the “July 2023 Notes”) issued by the Company to certain investors on July 13, 2023 are secured by a junior security interest in all of the Company’s right, title, and interest in and to all of the Company’s assets, subject to the subordination provisions contained in the July 2023 Notes and the Subordination Agreements.

The junior secured convertible promissory note (the “October 2023 Note”) issued by the Company to Lev Peker, the Chief Executive Officer and a director of the Company, on October 9, 2023 is secured by a junior security interest in all of the Company’s right, title, and interest in and to all of the Company’s assets, subject to the subordination provisions contained in the October 2023 Note and the Subordination Agreement, as amended.

The junior secured convertible promissory note (the “November 2023 Note”) issued by the Company to 2642186 Ontario Inc. is secured by a junior security interest in any potential proceeds from the Company’s currently pending litigation matters (i) in the District of Massachusetts and captioned as Parts iD, Inc. v. ID Parts, LLC (Case No. 1:20-cv-1253-RWZ) and (ii) in the District of New Jersey and captioned as Onyx Enterprises, Int’l Corp. v. Volkswagen Group of America, Inc. (Case No. 20-9976).

That certain (i) Purchase and Sale of Future Receivables Agreement, dated as of September 11, 2023, by and between the Company and Riverside Capital NY and (ii) Standard Merchant Cash Advance Agreement, dated as of September 11, 2023, by and between the Company and WAVE ADVANCE INC, are each secured by a junior security interest in the future receivables and other related collateral under the Uniform Commercial Code in accounts and proceeds of the Company, subordinated to the indebtedness incurred under that certain Securities Purchase Agreement, dated as of July 14, 2023, by and between the Company and the Secured Party, as amended.

That certain Litigation Funding Agreement, dated as of September 29, 2023, by and among the Company, PARTS iD, LLC and Pravati Investment Fund VI LP acting through Pravati Capital, LLC, is secured by a first priority security interest in and to all the proceeds from the Company’s currently pending litigation matters (i) in the District of Massachusetts and captioned as Parts iD, Inc. v. ID Parts, LLC (Case No. 1:20-cv-1253-RWZ) and (ii) in the District of New Jersey and captioned as Onyx Enterprises, Int’l Corp. v. Volkswagen Group of America, Inc. (Case No. 20-9976).

That certain (i) Purchase and Sale of Future Receivables Agreement, dated as of November 30, 2023, by and between the Company and Riverside Capital NY and (ii) Standard Merchant Cash Advance Agreement, dated as of November 30, by and between the Company and WAVE ADVANCE INC, are each secured by a junior security interest in the future receivables and other related collateral under the Uniform Commercial Code in accounts and proceeds of the Company, subordinated to the indebtedness incurred under that certain Securities Purchase Agreement, dated as of July 14, 2023, by and between the Company and the Secured Party, as amended.

EXHIBIT A

SCHEDULE OF PURCHASERS

NAME	LOAN AMOUNT
Sanjiv Gomes	$1,000,000
Lev Peker	$1,300,000
Total	$2,300,000

EXHIBIT B

FORM OF JUNIOR SECURED

PROMISSORY NOTE